Exhibit 5

HUAWEI TECH. INVESTMENT CO., LIMITED

Private & Confidential

PCCW Mobile Holding No. 2 Limited
c/o PCCW Limited
39th Floor PCCW Tower
Taikoo Place
979 King’s Road
Quarry Bay
Hong Kong

And

SUNDAY Communications Limited
13th Floor Warwick House
Taikoo Place
979 King’s Road
Quarry Bay
Hong Kong

12 October, 2005

Dear Sirs:

SUNDAY COMMUNICATIONS LIMITED
Proposed Scheme of Arrangement

We refer to the proposed scheme of arrangement (the “Proposed Scheme”) for privatisation of SUNDAY Communications Limited (“SUNDAY”) announced on 27th September, 2005.

We presently own a total of 296,416,000 shares in the capital of SUNDAY (“Our Shares”).

We are writing to inform you that it is our present intention that the votes in respect of all of Our Shares will be cast in favour of the resolutions to approve and implement the Proposed Scheme at the meetings of shareholders to be convened for such purpose as referred to in the announcement dated 27th September, 2005.

We understand that you are keen to release the information to the public and to include it in the circular to be sent to shareholders of SUNDAY in connection with the Proposed Scheme and we confirm that we consent to such release and to such inclusion.

Yours faithfully
For and on behalf of
Huawei Tech. Investment Co., Limited

/s/ Ji Ping

Ji Ping
Director

Rm. 3610-12, 36/F, The Centre, No. 99 Queen’s Road Central, Central, Hong Kong